Exhibit 14

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus included in this Registration Statement (Form N-14) of Oaktree Strategic Credit Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated December 18, 2023, with respect to the consolidated financial statements of Oaktree Strategic Credit Fund as of September 30, 2023 and 2022, and for the fiscal year ended September 30, 2023, and for the period from December 10, 2021 (commencement of operations) to September 30, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA

July 26, 2024